CONSENT OF INDEPENDENT ACCOUNTANTS


         We hereby consent to the incorporation by reference in the Prospectuses and Statements of Additional Information constituting parts of this Post-Effective Amendment No. 16 to the registration statement on Form N-1A (the "Registration Statement") of our reports dated July 31, 1997, relating to the financial statements and financial highlights appearing in the June 30, 1997 Annual Reports to Shareholders of the Western Asset Limited Duration Portfolio, Western Asset Intermediate Portfolio, Western Asset Core Portfolio and International Securities Portfolio, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" and "Independent Accountants" in the Prospectuses and under the heading "Independent Accountants" in the Statement of Additional Information.


PRICE WATERHOUSE LLP


Baltimore, Maryland
January [  ], 1998